Exhibit 10.2

EXECUTION VERSION

COMPANY SUPPORT AGREEMENT

This Company Support Agreement (this “Agreement”) is dated as of September 25, 2022, by and among GX Acquisition Corp. II, a Delaware corporation (“GX”), NioCorp Developments Ltd., a company incorporated under the laws of the Province of British Columbia (the “Company”), and the shareholders of the Company set forth on Schedule I hereto (the “Company Shareholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, as of the date hereof, each Company Shareholder is a “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the common shares in the capital of the Company identified on Schedule I attached hereto as being beneficially owned by such Company Shareholder (such shares, the “Company Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, GX, the Company and Big Red Merger Sub Ltd, a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”) pursuant to which, among other transactions, (i) Merger Sub will merge with and into GX, with GX surviving the merger, (ii) the Company will purchase all shares of Class A common stock of GX as the surviving corporation of such merger (other than the shares of Class A common stock then held by the Company) in exchange for Company Common Shares, (iii) all shares of GX Class A common stock will be transferred by the Company to 0896800 B.C. Ltd., a company organized under the laws of the Province of British Columbia and a direct wholly owned subsidiary of the Company (“Intermediate Holdco”) in exchange for additional shares of Intermediate Holdco, and (iv) Elk Creek Resources Corporation, a Nebraska corporation and a direct wholly owned subsidiary of Intermediate Holdco, will merge with and into GX, with GX surviving (collectively, and together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Agreements, the “Transactions”);

WHEREAS, Mark A. Smith (“Smith”), as lender, and the Company, as borrower, have entered into a credit facility agreement dated January 16, 2017, providing for a non-revolving credit facility in the amount of up to $3,500,000 expiring on June 30, 2023 (as amended, the “Smith Credit Agreement”);

WHEREAS, Smith and the Company have entered into a general security agreement dated June 17, 2015 securing, among others, the obligations of the Company under the Smith Credit Agreement (the “Smith GSA”);

WHEREAS, in connection with the execution by the Company of the Business Combination Agreement, the Company has asked that Smith (i) waive certain Events of Default (as defined in the Smith Credit Agreement) and/or “defaults” (as defined in the Smith GSA) which have occurred or may occur, in each case, in connection with the Transactions, (ii) waive such other applicable rights (to acceleration or otherwise) under the Smith Credit Agreement and the Smith GSA, in each case, with respect to the Transactions, and (iii) provide its consent and approval, if required, in connection with the Transactions and the entering into by the Company of the Business Combination Agreement and each of the applicable Ancillary Agreements; and

WHEREAS, as an inducement to GX and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
SUPPORT AGREEMENT; COVENANTS

Section 1.1 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Second Merger Effective Time, (b) such date and time as the Business Combination Agreement has been terminated in accordance with its terms (the earlier of (a) and (b), the “Support Expiration Time”) and (c) the liquidation of GX, each Company Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of (each, a “Transfer”), directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Joint Proxy Statement and Form S-4) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Company Shares owned by such Company Shareholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Company Shares owned by such Company Shareholder, or grant or enter into any proxy (except in accordance with this Agreement), voting trust or other agreement or arrangement with respect to the voting of any Company Shares owned by such Company Shareholder, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing restrictions will not apply to (A) a Company Shareholder’s transfer to an officer or director of the Company or any affiliate or family member of any of the Company’s officers or directors; (B) a Company Shareholder’s transfer to a member of such Company Shareholder’s immediate family, a trust, the beneficiary of which is a member of such Company Shareholder’s immediate family, an affiliate of such Company Shareholder or a charitable organization; (C) a transfer by virtue of laws of descent and distribution upon death of such Company Shareholder; (D) a transfer pursuant to a qualified domestic relations order; or (E) a transfer to satisfy tax withholding obligations in connection with the exercise of rights to purchase Company Shares or the vesting of stock-based awards, including without limitation, sell-to-cover transactions (each, a “Permitted Transfer”); provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer, the transferee shall have executed and delivered to GX a joinder or counterpart of this Agreement pursuant to which such transferee shall be bound by all of the applicable terms and provisions of this Agreement. Any Transfer of any Company Shares in violation of any provision of this Agreement shall be void ab initio and of no force or effect.

Section 1.2 New Shares. In the event that (a) any Company Shares or other equity securities of the Company are issued to a Company Shareholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination, exchange of shares or other similar event of Company Shares of, on or affecting the Company Shares owned by such Company Shareholder or otherwise, (b) a Company Shareholder purchases or otherwise acquires beneficial ownership of any Company Shares or other equity securities of the Company after the date of this Agreement (including without limitation upon the exercise or settlement of options or other equity-based awards), or (c) a Company Shareholder purchases or otherwise acquires the right to vote or share in the voting of any Company Shares or other equity securities of the Company after the date of this Agreement (such Company Shares or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by, or otherwise issued to, such Company Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Company Shares owned by such Company Shareholder as of the date hereof.

Section 1.3 Closing Date Deliverables. On the Closing Date, the Company Shareholders shall deliver to GX and the Company a duly executed copy of the Registration Rights and Lock-Up Agreement.

Section 1.4 Company Shareholder Agreements. At any meeting of the shareholders of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought, each Company Shareholder shall (i) appear at each such meeting or otherwise cause all of his or her Company Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of his or her Company Shares:

(a)	in favor of each Company Resolution and any other matter necessary for the consummation of the Transactions;

(b)	against any (i) merger agreement, merger, amalgamation, arrangement or other Acquisition Proposal (in each case, other than the Business Combination Agreement and the Transactions) or (ii) consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company;

(c)	against any change in the business, management or board of directors of the Company (other than in connection with the Company Resolutions); and

(d)	against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions, (ii) result in a breach of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, (iii) result in any of the conditions set forth in Article VI of the Business Combination Agreement not being fulfilled, or (iv) change in any manner the dividend policy or capitalization of, including the voting rights of any class of shares of, the Company (other than in connection with the Company Resolutions).

Section 1.5 Further Assurances. Each Company Shareholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth therein and herein. Without limiting the foregoing, no later than five Business Days prior to any meeting of the shareholders of the Company, each Company Shareholder shall deliver or cause to be delivered to the Company duly executed proxies or voting instruction forms voted in accordance with the terms hereof, such proxy or voting instruction forms not to be revoked or withdrawn without the prior written consent of GX. Prior to a Company Recommendation Change, no Company Shareholder will communicate with any shareholder of the Company in a manner inconsistent with the Company Board recommendation in favor of the Transactions and the Business Combination Agreement.

Section 1.6 No Inconsistent Agreement. Each Company Shareholder represents and covenants that such Company Shareholder has not entered into, and shall not enter into, any agreement, or amend or modify any existing agreement, that would restrict, limit or interfere with the performance of such Company Shareholder’s obligations hereunder.

Section 1.7 Binding Effect of Business Combination Agreement. Each Company Shareholder shall be bound by and comply with Section 5.2 and Section 5.8 of the Business Combination Agreement as if (a) such Company Shareholder was an original signatory to the Business Combination Agreement with respect to such provision and (b) each reference to “the Company” in Section 5.2 and Section 5.8 of the Business Combination Agreement also referred to each Company Shareholder. Nothing in this Agreement is intended to restrict a Company Shareholder’s discretion to act (including, for the avoidance of doubt, Smith), when acting in his or her capacity as an officer or director of the Company, in a manner consistent with all fiduciary obligations imposed on such Company Shareholder in that capacity, subject to and in accordance with the Business Combination Agreement. For greater certainty, the obligations of a Company Shareholder hereunder to vote in favor of the Company Resolutions and not take any actions inconsistent with that support are intended to apply to such Company Shareholder only in his or her capacity as a holder of securities of the Company and not in such Company Shareholder’s capacity as an officer or director of the Company, and any such actions taken by a Company Shareholder in such capacity shall not constitute a breach or violation of this Agreement.

Section 1.8 Tax Treatment. Each party hereto agrees to report the Transactions in all cases in accordance with the Intended Tax Treatment except, and then solely to the extent, otherwise required by a final determination under applicable Law.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Shareholders

. Each Company Shareholder represents and warrants as of the date hereof to GX and the Company (solely with respect to himself or herself and not with respect to any other Company Shareholder) as follows:

(a) Organization; Due Authorization. Such Company Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with the terms hereof (subject to the Enforceability Exceptions). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Shareholder.

(b) Ownership. Such Company Shareholder is the beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Shareholder’s Company Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Company Shares (other than transfer restrictions under the Securities Act)) or preemptive or other right or privilege for the purchase, acquisition or transfer from such Company Shareholder affecting any such Company Shares, other than Liens pursuant to (i) this Agreement, (ii) the organizational documents of the Company, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws. As of the date of this Agreement, such Company Shareholder’s Company Shares are the only equity securities in the Company owned beneficially by such Company Shareholder or over which such Company Shareholder has voting control or direction, and none of such Company Shareholder’s Company Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Company Shares. Other than any options to purchase Company Shares, such Company Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Company Shareholder does not, and the performance by such Company Shareholder of his or her obligations hereunder will not require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Company Shareholder or such Company Shareholder’s Company Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Shareholder of his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Company Shareholder, or to the knowledge of such Company Shareholder threatened against such Company Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Shareholder of his or her obligations under this Agreement.

(e) Brokerage Fees. Except as set forth on Section 3.24 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions upon arrangements made by such Company Shareholder, for which the Company or any of its Affiliates may become liable.

(f) Acknowledgment. Such Company Shareholder understands and acknowledges that each of GX and the Company is entering into the Business Combination Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement.

(g) Disclosure. Each of the undersigned hereby consents to the disclosure of this Agreement and the terms and conditions hereof in any press release or other documents filed pursuant to applicable securities laws in connection with the Business Combination Agreement or the Transactions.

ARTICLE III
Consent and Waiver

Section 3.1 Consent and Waiver

(a) . Smith hereby consents to and confirms that (in each case, to the extent required pursuant to the Smith Credit Agreement or the Smith GSA):

(a) The Company shall be permitted to enter into the Business Combination Agreement and each of the Ancillary Agreements to which it is a party, to consummate the Transactions and any Contemplated Financing;

(b) The Company shall be permitted to do, or cause to be done, all such acts and things as may be deemed necessary or desirable by the Company in order to implement the Transactions, enter into definitive documentation with respect to, and consummate, any Contemplated Financing; and

(c) Any Event of Default (as defined in the Smith Credit Agreement) or “default” (as defined in the GSA), applicable right to acceleration, or breach or event of noncompliance which have occurred or may occur, in each case, in connection with the Transactions and any Contemplated Financing, is hereby waived.

(d) The waiver and consent hereby granted shall be effective only with respect to the matters referred to above and not with respect to any other events, facts or circumstances, and Smith shall be entitled to assert and exercise in good faith all rights and powers granted to him under the Smith Credit Agreement and Smith GSA in respect of any such other events, facts or circumstances.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Support Expiration Time and (b) the written agreement of the Company Shareholders, GX and the Company. Upon a termination of this Agreement all obligations of the parties under this Agreement or such provisions, as applicable, will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement or any provision hereof shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE IV shall survive the termination of this Agreement.

Section 4.2 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any Law other than the Law of the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, to the extent that such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware) or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively, the “Chosen Courts”), in any proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such proceeding, except in the Chosen Courts; (ii) agrees that any claim in respect of any such proceeding may be heard and determined in the Chosen Courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such proceeding in the Chosen Courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such proceeding in the Chosen Courts. Each of the parties agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to service of process inside or outside the territorial jurisdiction of the Chosen Courts the manner provided for notices in Section 4.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES, AND WILL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 4.3 Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party.

Section 4.4 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the other provisions of this Section 4.4, the parties acknowledge and agree (and further agree not to take any contrary position in any litigation concerning this Agreement) that (a) the parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, and that such relief may be sought in addition to and will not limit, diminish or otherwise impair, any other remedy to which they are entitled under this Agreement, (b) the provisions set forth herein are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and will not be construed to limit, diminish or otherwise impair in any respect any party’s right to specific enforcement, and (c) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 4.4 will not be required to provide any bond or other security in connection with any such order or injunction.

Section 4.5 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by GX, the Company and the Company Shareholders.

Section 4.6 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.7 Notices. All notices and other communications among the parties will be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service, or (c) when delivered by email (so long as the sender of any such e-mail has not received an e-mail from the applicable server indicating a delivery failure), in each case, according to the instructions set forth below. Such notices will be deemed given: at the time of personal delivery, if delivered in person; one (1) Business Day after being sent, if sent by reputable, overnight delivery service and at the time sent (so long as the sender of any such e-mail has not received an e-mail from the applicable server indicating a delivery failure), if sent by email prior to 5:00 p.m. local time of the recipient on a Business Day; or on the next Business Day if sent by email after 5:00 p.m. local time of the recipient on a Business Day or on a non-Business Day.

If to GX:

GX Acquisition Corp. II

1325 Avenue of the Americas, 28th Floor

New York, New York 10019

Attention:	Jay Bloom
Dean Kehler
Email:	jay.bloom@trimarancapital.com
dean.kehler@trimarancapital.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001

Attention:	Michael Chitwood
Michael Civale
Email:	Michael.Chitwood@skadden.com
Michael.Civale@skadden.com

If to a Company Shareholder:

To such Company Shareholder’s address set forth in Schedule I with a copy to (which will not constitute notice):

Jones Day

250 Vesey Street

New York, NY 10281

Attention:	Joel May
Ann Bomberger
Email:	jtmay@jonesday.com
ambomberger@jonesday.com

If to the Company:

NioCorp Developments Ltd.

7000 South Yosemite Street, Suite 115

Centennial, CO 80112

Attention:	Mark Smith
Neal Shah
Email:	msmith@niocorp.com
nshah@niocorp.com

with copies to (which shall not constitute notice):

Jones Day

250 Vesey Street

New York, NY 10281

Attention:	Joel May
Ann Bomberger
Email:	jtmay@jonesday.com
ambomberger@jonesday.com

and to

Blake, Cassels & Graydon LLP
2600 – 595 Burrard Street
Vancouver, BC V7X 1L3

Attention:	Bob Wooder
E-mail:	bob.wooder@blakes.com

Section 4.8 Counterparts. This Agreement may be executed in any number of counterparts (including by pdf or other readable electronic format), each such counterpart being deemed to be an original instrument, with the same effect as if the signature thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (including by email or DocuSign) to the other parties, and all such counterparts will together constitute one and the same agreement.

Section 4.9 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 4.10 No Third-Party Beneficiaries. The representations, warranties and covenants set forth herein are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided that GX Sponsor II LLC is an intended third-party beneficiary of, and may enforce, GX’s rights under this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Shareholders, GX and the Company have each caused this Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:

/s/ Mark A. Smith
Name: Mark A. Smith

/s/ Neal Shah
Name: Neal Shah

/s/ Scott Honan
Name: Scott Honan

/s/ Jim Sims
Name: Jim Sims

/s/ Michael Morris
Name: Michael Morris

/s/ David Beling
Name: David Beling

/s/ Anna Castner Wightman
Name: Anna Castner Wightman

[Signature Page to Company Support Agreement]

GX:

GX Acquisition Corp. II

By:	/s/ Dean Kehler
	Name:	Dean Kehler
	Title:	Co-Chairman and Chief Executive Officer

[Signature Page to Company Support Agreement]

COMPANY:

NIOCORP DEVELOPMENTS LTD.

By:	/s/ Mark Smith
	Name:	Mark Smith
	Title:	Chief Executive Officer

[Signature Page to Company Support Agreement]

Schedule I

Company Shares

Company Shareholder	Company Shares
Mark A. Smith c/o NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112	19,565,395
Neal Shah c/o NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112	401,000
Scott Honan c/o NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112	365,042
Jim Sims c/o NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112	390,826
Michael Morris c/o NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112	310,876
David Beling c/o NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112	589,255
Anna Castner Wightman c/o NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112	295,620

[Schedule I to Company Support Agreement]